Exhibit 99.1

VAALCO Announces Sale of 1818 Fund II, L.P. Holdings

PR Newswire -- March 17, 2005

HOUSTON, March 17 /PRNewswire-FirstCall/ -- VAALCO Energy, Inc. (Amex: EGY), announced today that the 1818 Fund II, L.P. sold 35,898,695 shares of common stock of VAALCO in a series of block trades. The Company trades on the American Stock Exchange. These shares are all of the common stock beneficially owned by the 1818 Fund II, L.P. The shares sold by the 1818 Fund II, L.P. represent approximately 63.9% of VAALCO’s outstanding common stock after the trade. Following the settlement of the trades, VAALCO will have outstanding approximately 56.2 million shares of common stock, approximately 5.3 million employee options to purchase shares of common stock, and no shares of preferred stock or warrants to purchase common stock.

VAALCO does not anticipate that any person will own 10% or more of its outstanding common stock following settlement of the sale by the 1818 Fund II, L.P.

In connection with the settlement of the sale by the 1818 Fund II, L.P., Mr. Lawrence Tucker, Mr. T. Michael Long and Mr. Walter Grist will resign from the Board of Directors of VAALCO. The remaining members of VAALCO’s Board of Directors intend to appoint their successors who will stand for election at VAALCO’s annual shareholders meeting on June 8, 2005. VAALCO does not anticipate any other changes in its Board of Directors and executive management in connection with the sale by the 1818 Fund II, L.P.

A written prospectus relating to the resale of VAALCO’s common stock by the 1818 Fund II, L.P. meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained by contacting Gayla M. Cutrer, VAALCO Energy, Inc., 4600 Post Oak Place, Suite 309, Houston, Texas 77027, telephone (713) 623-0801.

This press release includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete well. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on form 10K/SB for the year ended December 31, 2003 and other reports filed with the SEC which can be reviewed at http://www.sec.gov , or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

SOURCE  VAALCO Energy, Inc.
     -0-                                        03/17/2005
     /CONTACT:  W. Russell Scheirman of VAALCO Energy, Inc., +1-713-623-0801/
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